FFC
FLUSHING
FINANCIAL CORP.

CONTACT:
Michael J. Hegarty                       John P. Kehoe/Van Negris
Executive Vice President                 Kehoe, White, Savage & Company, Inc.
Flushing Financial Corporation           (212) 888-1616
(718) 961-5400

FOR IMMEDIATE RELEASE
---------------------

                   FLUSHING FINANCIAL CORPORATION TO ACQUIRE
                        NEW YORK FEDERAL SAVINGS BANK

               FLUSHING, NY - September 10, 1997 - Flushing Financial Corporation (Nasdaq: FFIC) ("Flushing Financial") the parent holding company for Flushing Savings Bank, FSB ("Flushing Savings") today announced that it has completed the merger of New York Federal Savings Bank ("New York Federal"), a privately held federal savings bank, with Flushing Savings, effective on September 9, 1997. The cash transaction is valued at approximately $13 million including common stock, options and preferred stock. The merger increased Flushing Financial's assets to $938 million and loan portfolio to $545 million (based on Flushing Financial Corporation's financial position at June 30, 1997). New York Federal will continue its operations as a division of Flushing Savings under the New York Federal name.

               James F. McConnell, President and Chief Executive Officer of Flushing Financial Corporation, stated "We are pleased to have New York Federal on board with Flushing Financial. This acquisition is the latest development in Flushing Financial's continuing efforts to grow and expand its customer base in the markets that it serves. It meets all of our acquisition criteria by positively contributing to both current and future earnings, strengthening our market position and enhancing shareholder value."

                "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this Press Release relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company's Annual Report on Form 10-K and in other documents filed with the Securities and Exchange Commission from time to time. The Company has no obligation to update these forward-looking statements.

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             Flushing Financial Corporation is the holding company for
Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank conducts its business through seven banking offices located in Queens, Brooklyn, Manhattan and Nassau County.

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